EXHIBIT 99.2

# Changing the game.

## Investor Quarterly
## Fourth Quarter 2013

T · · Mobile®

# T-Mobile US, Inc.
# Investor Quarterly

## T-Mobile US Reports Fourth Quarter and Full Year 2013 Results and Third Consecutive Quarter of Over One Million Net Customer Additions

**More than 1.6 million net customer additions including 869,000 branded postpaid net customer additions**

### Fourth Quarter 2013 Highlights:

- Total net customer additions of more than 1.6 million
- 981,000 total branded net customer additions with 869,000 branded postpaid net additions, representing the best branded postpaid performance since the fourth quarter of 2005
  - Improving branded postpaid phone net additions of 800,000 and 69,000 mobile broadband net additions
  - Accelerating branded prepaid customer growth with 112,000 net customer additions
- Continued low branded postpaid churn of 1.7%, flat quarter-over-quarter and down 80 basis points year-over-year, resulting in the best quarter of year-over-year churn reduction in 2013
- Delivered third consecutive quarter of sequential service revenue growth
- Strong Adjusted EBITDA of $1.239 billion and Adjusted EBITDA margin of 24% combined with significant customer growth
- Successful modernization program delivers nationwide 4G LTE network coverage to 209 million people in 273 metropolitan areas

### Full Year 2013 Highlights:

- Total net customer additions of more than 4.4 million on a pro forma combined basis
- 2.4 million total branded net customer additions including 2 million branded postpaid and 359,000 branded prepaid customers on a pro forma combined basis
- Branded postpaid churn of 1.7%, down 70 basis points year-over-year
- Adjusted EBITDA of $5.317 billion and Adjusted EBITDA margin of 26% on a pro forma combined basis
- Successful introduction and execution of major Un-carrier initiatives
- Rapid progress with the integration of MetroPCS by expanding the brand into 30 additional markets
  - Currently 3.5 million MetroPCS customers transitioned to the T-Mobile network
- Met or exceeded all company guidance targets for 2013

T-Mobile Investor Quarterly Q4 2013 1

T-Mobile US, Inc.'s (NYSE: TMUS) results for the fourth quarter of 2013 were highlighted by 1.645 million total net customer additions - over one million total net customer additions for the third consecutive quarter; bringing the 2013 total net customer additions to 4.4 million. Branded postpaid performance for the fourth quarter of 2013 was the best since the fourth quarter of 2005 as the Company added 869,000 new customers and reduced branded postpaid churn by 80 basis points year-over-year. Adjusted EBITDA for the fourth quarter of 2013 was more than $1.2 billion, with full year 2013 Adjusted EBITDA on a pro forma combined basis of $5.3 billion.1

Branded Customers

▪
Branded postpaid net customer additions totaled 869,000 in the fourth quarter of 2013, compared to 648,000 net customer additions in the third quarter of 2013 and 515,000 net customer losses in the fourth quarter of 2012. Of the 869,000, approximately 800,000 were branded postpaid phone net customer additions and 69,000 were mobile broadband postpaid net additions, primarily consisting of tablets. In the third quarter of 2013, branded postpaid phone net customer additions were 643,000 and mobile broadband postpaid net additions were 5,000. Branded postpaid churn was 1.7% in the fourth quarter of 2013. This was flat sequentially, but declined 80 basis points from the 2.5% reported churn in the fourth quarter of 2012. The 80 basis point reduction was the best year-over-year churn improvement for any quarter in 2013.

•
Branded postpaid gross customer additions increased 15% compared to the third quarter of 2013 and 80% compared to the fourth quarter of 2012. This was the result of the positive customer response to our Un-carrier initiatives, promotional activity such as zero down on select handsets and devices, and seasonal increases driven by holiday shopping.

▪
Branded prepaid net customer additions were 112,000 in the fourth quarter of 2013, an improvement from 24,000 in the third quarter of 2013, but down from 166,000 in the fourth quarter of 2012. On a pro forma combined basis, branded prepaid net customer additions were 73,000 in the fourth quarter of 2012. Branded prepaid churn was 5.1% in the fourth quarter of 2013, up 10 basis points from the third quarter of 2013 and up 20 basis points on a pro forma combined basis from fourth quarter of 2012.

•
Branded prepaid net customer additions in the fourth quarter of 2013 were reduced by approximately 120,000 qualified upgrades of existing branded prepaid customers to the branded postpaid Simple Choice plan. These upgrades resulted from the ongoing success of the Un-carrier strategy which offers no annual service contract options to creditworthy customers who have historically purchased prepaid products.

•
Sequentially, branded prepaid gross customer additions increased by 5% due primarily to the expansion of the MetroPCS brand into 30 additional markets since the business combination. Continued growth of Simple Choice No Credit Family Plan and GoSmart Mobile positively impacted branded prepaid gross customer additions, as well as the launch of BrightSpot in Target stores in the fourth quarter of 2013.

•
Year-over-year, branded prepaid net customer additions and churn benefited from the inclusion of MetroPCS. Excluding this benefit, branded prepaid net customer additions would have further declined due to fewer gross customer additions, higher deactivations, and more branded prepaid customers upgrading to branded postpaid plans.
Wholesale

▪
T-Mobile's wholesale customer base, which includes Mobile Virtual Network Operator (MVNO) and Machine to Machine (M2M) customers, increased by 664,000 in the fourth quarter of 2013 compared to wholesale net additions of 351,000 in the third quarter of 2013 and 410,000 in the fourth quarter of 2012.

•
MVNO partners delivered net customer additions of 492,000 in the fourth quarter of 2013, an increase from 344,000 in the third quarter of 2013 and an increase from 275,000 in the fourth quarter of 2012. The growth in the MVNO customer base continues to benefit from government subsidized Lifeline programs offered by our MVNO partners along with ongoing growth from MVNO partnerships that launched in the fourth quarter of 2012. The total MVNO customer base as of the end of the fourth quarter of 2013 was 5.7 million.

•
Our M2M partners offer innovative products and services in fields such as fleet management, usage-based insurance, asset tracking, healthcare, digital signage, connected cars, and security monitoring. The M2M business had net customer additions of 172,000 in the fourth quarter of 2013, up quarter-over-quarter and year-over-year due to strong activation volume. The total M2M customer base as of the end of the fourth quarter of 2013 was 3.6 million.

Un-carrier Initiatives

▪
T-Mobile provides wireless communication services nationwide through a variety of service plan options including its Value plans, introduced in 2011, and its Simple Choice plan, introduced in March of 2013. Unlike traditional bundled price plans, Value and Simple Choice rate plans allow customers to subscribe to wireless service without an annual service contract or the purchase of a handset. Depending on their credit profile, customers can qualify either for postpaid service, where they generally pay after a month of service, or prepaid service, where they generally pay in advance.

▪
Customers on T-Mobile's Value and Simple Choice plans benefit from reduced monthly service charges and can choose whether to use a previously owned compatible handset on T-Mobile's network or purchase a handset from T-Mobile or one of its dealers. Qualifying customers who purchase their handset from T-Mobile have the

1 For comparison purposes, pro forma combined supplementary operating and financial data is presented in the Pro Forma Combined Results located later in the Investor Quarterly.

option to finance the purchase price over a 24-month installment period utilizing our Equipment Installment Plan (“EIP”).

▪
In the fourth quarter of 2013, Value and Simple Choice customers accounted for 77% of branded postpaid gross customer additions, up from 74% in the third quarter of 2013. At the end of the fourth quarter of 2013, 69% of the branded postpaid customer base was on a Value or Simple Choice plan, an increase from 61% at the end of the third quarter of 2013 and 30% at the end of the fourth quarter of 2012.

▪
T-Mobile financed $1.2 billion of equipment sales revenues on EIP during the fourth quarter of 2013, an increase from $1.0 billion in the third quarter of 2013 and $375 million in the fourth quarter of 2012.

▪
Customers on Value and Simple Choice plans had associated EIP billings of $528 million in the fourth quarter of 2013, compared to $435 million in the third quarter of 2013 and $153 million in the fourth quarter of 2012.

▪
Total EIP receivables, net of deferred interest and allowances for credit losses, were $2.5 billion at the end of the fourth quarter of 2013 compared to $1.9 billion at the end of the third quarter of 2013 and $691 million at the end of the fourth quarter of 2012.

▪
In July 2013, T-Mobile launched JUMP!, a handset upgrade program that provides customers the ability to upgrade their eligible phone. The $10 monthly JUMP! fee, which includes comprehensive handset insurance, is accounted for as service revenue. There were 3.6 million customers enrolled in JUMP! at the end of the fourth quarter of 2013.

▪
To participate in the JUMP! program, a customer must finance the initial purchase of a handset using the EIP program. Customers who participate in JUMP! receive a credit equal to the amount of their eligible outstanding EIP balance against the purchase price of a new handset provided they trade in their used handset in good working condition at the time of upgrade. At the initial purchase and at the time of upgrade, the Company defers a portion of the equipment sales revenue, which represents the estimated present value of the difference between the outstanding EIP balance and the value of the handset upon trade-in.

▪
In the fourth quarter of 2013, T-Mobile made "the world your network - at no extra charge" with the introduction of Un-carrier 3.0, which provides Simple Choice and business customers with unlimited data and texting worldwide in 100+ countries at no extra charge. Subsequently in the fourth quarter of 2013, T-Mobile rolled out Un-carrier 3.0, part II, "Tablets Un-leashed" which offers tablet users 200MB of free data per month for life. The "Tablets Un-leashed" offering was unveiled along with the introduction of the Apple® iPad® Air and iPad mini with Retina display.

▪
On January 8, 2014, T-Mobile announced Un-carrier 4.0, which eliminated one of the last remaining obstacles for individuals and families wanting to switch to T-Mobile by offering to reimburse early termination fees with other carriers. The reimbursement of early termination fees will be recorded as a reduction of equipment sales revenues, and will accordingly have a negative impact on both revenue and Adjusted EBITDA.

Revenues & ARPU

▪
Service revenues for 2013 were $19.1 billion compared to $17.2 billion for 2012, representing an 11% increase or an improvement of $1.9 billion. Of the increase, approximately $2.9 billion was due to the inclusion of MetroPCS' service revenues since May 1, 2013.

▪	Service revenues were $5.2 billion in the fourth quarter of 2013, up 1% from the third quarter of 2013 and 25% from the fourth quarter of 2012.

•
Service revenue increased slightly from the prior quarter due primarily to growth in the customer base, partially offset by increased adoption of the Simple Choice plan, which has lower monthly service charges compared to traditional bundled plans.

•
Year-over-year, service revenues increased primarily due to the inclusion of approximately $1.1 billion of MetroPCS service revenues in the fourth quarter of 2013. Excluding MetroPCS results, service revenues would have declined slightly on a year-over-year basis as growth in the customer base was offset by increased adoption of the Simple Choice plan, which has lower monthly service charges compared to traditional bundled plans.

▪
Branded postpaid Average Revenue Per User ("ARPU") was $50.70 in the fourth quarter of 2013, down 2.9% from $52.20 in the third quarter of 2013, and down 8.6% from $55.47 in the fourth quarter of 2012.

•
Sequentially and year-over-year, branded postpaid ARPU decreased due primarily to continued adoption of Value and Simple Choice plans. This decrease was partially offset by increased data revenues from continued growth in smartphone penetration.

•
At the end of the fourth quarter of 2013, 79% of the total branded postpaid customer base used smartphones versus 77% in the third quarter of 2013 and 66% in the fourth quarter of 2012. There were 17.5 million postpaid smartphones on the T-Mobile network at the end of the fourth quarter of 2013, compared to 16.5 million at the end of the third quarter of 2013 and 13.3 million at the end of the fourth quarter of 2012.

▪	Branded prepaid ARPU of $35.84 in the fourth quarter of 2013 was up slightly from the third quarter of 2013 and up 29% from the fourth quarter of 2012.

•
Year-over-year, the branded prepaid ARPU increase was primarily due to the inclusion of the MetroPCS customer base, which generates higher ARPU than T-Mobile's other branded prepaid customers, as well as growth in monthly prepaid service plans that include data services and have higher ARPU than other T-Mobile pay-as-you-go prepaid plans.

•
At the end of the fourth quarter of 2013, 12.7 million branded prepaid customers used smartphones, bringing smartphone penetration to 84% of the total branded prepaid base. At the end of the third quarter of 2013, 11.9 million branded prepaid customers used smartphones, representing a penetration rate of 80%.

▪	Equipment sales revenues for the fourth quarter of 2013 were $1.6 billion, up from $1.5 billion in the third quarter of 2013 and $718 million in the fourth quarter of 2012.

•	Sequentially and year-over-year, the increases were primarily due to growth in the number of handsets sold and growth in sales of higher priced smartphones.

•	Year-over-year, the inclusion of MetroPCS' equipment sales revenues contributed approximately $200 million in the fourth quarter of 2013.

•
Sales of smartphones, including branded postpaid and branded prepaid, were 6.2 million units in the fourth quarter of 2013, up from 5.6 million units in the prior quarter and 2.8 million units in the fourth quarter of 2012. Smartphone sales accounted for 97% of handset sales revenues in the fourth quarter of 2013, compared to 98% of handset sales revenues in the prior quarter and 95% of handset sales revenues in the fourth quarter of 2012.

▪
Total revenues, including service, equipment sales, and other revenues, were $6.8 billion in the fourth quarter of 2013, up 2.1% from $6.7 billion in the third quarter of 2013 and up from $4.9 billion in the fourth quarter of 2012.

•
Year-over-year, total revenues increased due to the inclusion of approximately $1.3 billion of MetroPCS revenues for the fourth quarter of 2013. Excluding MetroPCS results, total revenues were up 13% compared to the fourth quarter of 2012. The year-over-year increase was primarily due to higher equipment sales revenues partially offset by lower service revenues as described above.

Adjusted EBITDA

▪
Adjusted EBITDA of $4.9 billion for 2013 was flat compared to 2012. The inclusion of MetroPCS results since May 1, 2013, contributed approximately $1.0 billion in Adjusted EBITDA for 2013. Adjusted EBITDA margin was 26% for 2013 compared with 28% for 2012.

▪	T-Mobile reported Adjusted EBITDA of $1.2 billion in the fourth quarter of 2013, down 8% from the third quarter of 2013, but up 18% from the fourth quarter of 2012.

•
Adjusted EBITDA excludes certain non-recurring expenses and stock-based compensation as presented in more detail in the Adjusted EBITDA non-GAAP reconciliation located later in the Investor Quarterly. The inclusion of MetroPCS results contributed approximately $400 million in Adjusted EBITDA for the fourth quarter of 2013.

•	Year-over-year, excluding MetroPCS results, Adjusted EBITDA in the fourth quarter of 2013 decreased primarily due to higher equipment losses from growth in sales of higher priced smartphones.

•	Sequentially, Adjusted EBITDA decreased primarily as a result of higher operating expenses, notably a seasonal increase in promotional activity.

•	Adjusted EBITDA margin was 24% in the fourth quarter of 2013, down from 26% in the third quarter of 2013 and 25% in the fourth quarter of 2012.

Operating Expenses

▪
Operating expenses for 2013 were $23.4 billion compared to $26.1 billion for 2012. This was an improvement of $2.7 billion or 10%. Operating expenses for 2012 included an $8.1 billion impairment charge, while 2013 included $3.0 billion related to the inclusion of MetroPCS' operating expenses since May 1, 2013.

▪
Total operating expenses were $6.7 billion in the fourth quarter of 2013, up 5% from the third quarter of 2013 and up 43% from the fourth quarter of 2012. The year-over-year increase includes MetroPCS' operating expenses of approximately $1.2 billion.

•
Cost of services of $1.4 billion in the fourth quarter of 2013 decreased 3% from the third quarter of 2013 and increased 22% from the fourth quarter of 2012. The year-over-year increase was primarily due to the inclusion of MetroPCS' cost of services of approximately $300 million in the fourth quarter of 2013. Excluding MetroPCS results, the sequential and year-over-year decrease was primarily due to lower costs from renegotiated long distance contracts with key vendors. Compared to the third quarter of 2013, this decrease was offset in part by higher international customer roaming expenses resulting from the launch of Un-carrier 3.0 during the fourth quarter of 2013.

•
Cost of equipment sales of $2.1 billion in the fourth quarter of 2013 increased 6% from the third quarter of 2013 and 118% from the fourth quarter of 2012. In the fourth quarter of 2013, MetroPCS contributed approximately $400 million to cost of equipment sales. The sequential and year-over-year increase in cost of equipment sales was due to the increase in the volume of higher cost smartphones and tablets sold in the fourth quarter of 2013, driven by sales of popular devices and the successful execution of sales promotions. In addition, cost of equipment sales increased as a result of expanded distribution for the MetroPCS brand.

-	The rate of branded postpaid customers upgrading their handsets in the fourth quarter of 2013 was approximately 9%; flat sequentially, but up from approximately 6% in the fourth quarter of 2012.

•
Selling, general and administrative expenses in the fourth quarter of 2013 of $2.1 billion increased 8% from the third quarter of 2013 and increased 17% from the fourth quarter of 2012. Sequentially, selling, general and administrative expenses increased primarily due to higher promotional costs and increased bad debt expense from service plans, offset in part by lower commissions. Year-over-year, the increase was primarily due to the inclusion of approximately $300 million in selling, general and administrative expenses of MetroPCS. The remaining increase was primarily due to higher employee-related expenses and increased bad debt expense from the growth of EIP receivables, offset in part by lower promotional costs and retention commissions. Although total bad debt expense increased 10% year-over-year from the growth of EIP receivables, bad debt expense from service plans decreased 11%.

•
Depreciation and amortization expenses of $997 million in the fourth quarter of 2013 increased 1% sequentially, and 25% from the fourth quarter of 2012. Year-over-year, depreciation and amortization expenses increased by $201 million, of which, approximately $200 million related to the inclusion of MetroPCS for the fourth quarter of 2013.

Branded Cost Per Gross Addition and Branded Cost Per User

▪	Branded Cost Per Gross Addition ("Branded CPGA") for the fourth quarter of 2013 was $317 compared to $307 for the third quarter of 2013 and $411 for the fourth quarter of 2012.

•	Sequentially, Branded CPGA was higher in the fourth quarter of 2013 primarily due to higher promotional costs and higher equipment losses from growth in sales of higher priced smartphones.

•
Year-over-year, Branded CPGA was lower in the fourth quarter of 2013 due to fixed acquisition cost leverage from increased gross customer additions. The year-over-year decrease was partially offset by higher equipment losses from growth in sales of higher priced smartphones as well as higher commissions and employee-related expenses, offset by lower promotional costs.

▪	Branded Cost Per User ("Branded CPU") was $24 for the fourth quarter of 2013, down from $25 for the third quarter of 2013 and $28 for the fourth quarter of 2012.

•
Year-over-year, the decrease in Branded CPU was primarily due to operating costs being applied over a higher number of average branded customers due to organic growth and the inclusion of MetroPCS results. Additionally, operating costs excluding MetroPCS results increased in the fourth quarter of 2013 but at a lower rate than the increase in average branded customers.

In alignment with industry practice, Branded CPGA and Branded CPU will no longer be reported after the fourth quarter of 2013.

Capital Expenditures

▪
Cash capital expenditures for property and equipment were $882 million in the fourth quarter of 2013, down from $1.0 billion in the third quarter of 2013 and $898 million in the fourth quarter of 2012. The sequential decline was primarily due to the timing of network payments. Cash capital expenditures continue to reflect T-Mobile's investment in network modernization and 4G LTE deployment.

•
T-Mobile has now launched 4G LTE covering 209 million people in 273 metropolitan areas, including 95 of the top 100 metropolitan areas in the United States. Based on crowd-sourced customer data, T-Mobile currently has the fastest 4G LTE network in the United States, according to millions of real-time speed tests involving more than 1 million consumers.

Simple Free Cash Flow

▪
Simple free cash flow, on a pro forma combined basis, for 2013 was $1.1 billion, down from $2.7 billion for 2012. Simple free cash flow was $357 million in the fourth quarter of 2013, up from $327 million in the third quarter of 2013 and $199 million in the fourth quarter of 2012 on a pro forma combined basis.

Capital Structure

▪
In October 2013, Deutsche Telekom sold an aggregate principal amount of $5.6 billion of T-Mobile USA senior unsecured notes to third parties in a secondary public offering. These notes have been reclassified from long-term debt to affiliates to long-term debt.

▪	In November 2013, T-Mobile USA issued $1.0 billion of Senior Notes due 2022 and $1.0 billion of Senior Notes due 2024 in a registered public offering.

▪	In November 2013, T-Mobile issued 72,765,000 shares of common stock in a registered public offering, which raised $1.8 billion in net proceeds for the Company.

The ratio of net debt to pro forma combined Adjusted EBITDA for the rolling twelve month periods ended December 31, 2013, September 30, 2013, and June 30, 2013 is shown below. Refer to the calculation of net debt in the Pro Forma Combined Results section located later in the Investor Quarterly.
Other Events

▪
In January 2014, T-Mobile entered into agreements to purchase certain 700 MHz A-Block spectrum licenses from Verizon Wireless for $2.4 billion in cash and the transfer of certain AWS and PCS spectrum licenses. The transactions, combined with T-Mobile's existing A-Block holdings in Boston, will result in T-Mobile having low-band spectrum in 9 of the top 10 and 21 of the top 30 metropolitan areas across the United States. For more information on this transaction, which is expected to close in mid-2014, please refer to our Current Report on Form 8-K, including the exhibits thereto, filed with the Securities and Exchange Commission on January 6, 2014.

For more details on T-Mobile's fourth quarter of 2013 financial results please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com

T-Mobile US, Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$5,891	$394
Accounts receivable, net of deferred interest and allowances of $381 and $289	3,619	2,678
Accounts receivable from affiliates	41	682
Inventory	586	457
Current portion of deferred tax assets, net	839	655
Other current assets	1,252	675
Total current assets	12,228	5,541
Property and equipment, net of accumulated depreciation of $19,649 and $17,744	15,349	12,807
Goodwill	1,683	—
Spectrum licenses	18,122	14,550
Other intangible assets, net of accumulated amortization of $476 and $243	1,204	79
Other assets	1,367	645
Total assets	$49,953	$33,622
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$4,567	$3,475
Current payables and short-term debt to affiliates	199	1,619
Short-term debt	244	—
Deferred revenue	445	290
Other current liabilities	353	208
Total current liabilities	5,808	5,592
Long-term debt to affiliates	5,600	13,655
Long-term debt	14,345	—
Long-term financial obligation	2,496	2,461
Deferred tax liabilities	4,645	3,618
Deferred rents	2,113	1,884
Other long-term liabilities	701	297
Total long-term liabilities	29,900	21,915
Commitments and contingencies
Stockholders' equity
Preferred stock, par value $0.00001 per share, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 803,262,309 and 535,286,077 shares issued, 801,879,804 and 535,286,077 shares outstanding	—	—
Additional paid-in capital	37,330	29,197
Treasury stock, at cost, 1,382,505 and 0 shares issued	—	—
Accumulated other comprehensive income	3	41
Accumulated deficit	(23,088)	(23,123)
Total stockholders' equity	14,245	6,115
Total liabilities and stockholders' equity	$49,953	$33,622

T-Mobile US, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended			Year Ended
(in millions, except shares and per share amounts)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues
Branded postpaid revenues	$3,317	$3,302	$3,416	$13,166	$14,521
Branded prepaid revenues	1,606	1,594	474	4,945	1,715
Total branded revenues	4,923	4,896	3,890	18,111	16,236
Wholesale revenues	164	157	137	613	544
Roaming and other service revenues	82	85	100	344	433
Total service revenues	5,169	5,138	4,127	19,068	17,213
Equipment sales	1,581	1,467	718	5,033	2,242
Other revenues	77	83	64	319	264
Total revenues	6,827	6,688	4,909	24,420	19,719
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,399	1,444	1,146	5,279	4,661
Cost of equipment sales	2,139	2,015	981	6,976	3,437
Selling, general and administrative	2,096	1,933	1,792	7,382	6,796
Depreciation and amortization	997	987	796	3,627	3,187
MetroPCS transaction and integration costs	57	12	7	108	7
Impairment charges	—	—	—	—	8,134
Restructuring costs	—	—	(5)	54	85
Other, net	—	—	(55)	(2)	(191)
Total operating expenses	6,688	6,391	4,662	23,424	26,116
Operating income (loss)	139	297	247	996	(6,397)
Other income (expense)
Interest expense to affiliates	(92)	(183)	(174)	(678)	(661)
Interest expense	(234)	(151)	—	(545)	—
Interest income	64	50	24	189	77
Other income (expense), net	(16)	(7)	(27)	89	(5)
Total other expense, net	(278)	(291)	(177)	(945)	(589)
Income (loss) before income taxes	(139)	6	70	51	(6,986)
Income tax expense (benefit)	(119)	42	78	16	350
Net income (loss)	$(20)	$(36)	$(8)	$35	$(7,336)
Other comprehensive income (loss), net of tax:
Net gain on cross currency interest rate swaps, net of tax effect of $0, $0, $47, $13, and $57	—	—	78	23	95
Net loss on foreign currency translation, net of tax effect of $0, $0, $(18), $(37), and $(16)	—	—	(29)	(62)	(27)
Unrealized gain on available-for-sale securities, net of tax effect of $1, $0, $0, $1, and $0	1	—	1	1	1
Other comprehensive income (loss), net of tax	1	—	50	(38)	69
Total comprehensive income (loss)	$(19)	$(36)	$42	$(3)	$(7,267)
Earnings (loss) per share
Basic	$(0.03)	$(0.05)	$(0.01)	$0.05	$(13.70)
Diluted	(0.03)	(0.05)	(0.01)	0.05	(13.70)
Weighted average shares outstanding
Basic	761,964,720	726,877,458	535,286,077	672,955,980	535,286,077
Diluted	761,964,720	726,877,458	535,286,077	676,885,215	535,286,077

T-Mobile US, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended
(in millions)	December 31, 2013	December 31, 2012
Operating activities
Net income (loss)	$35	$(7,336)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Impairment charges	—	8,134
Depreciation and amortization	3,627	3,187
Stock-based compensation expense	100	—
Deferred income tax expense	10	308
Amortization of debt discount and premium, net	(62)	(81)
Bad debt expense	463	702
Deferred rent expense	229	206
Losses (gains) and other, net	209	(258)
Changes in operating assets and liabilities
Accounts receivable	(1,315)	(700)
Inventory	42	(2)
Other current and long-term assets	(545)	(316)
Accounts payable and accrued liabilities	611	(32)
Other current and long-term liabilities	141	50
Net cash provided by operating activities	3,545	3,862

Investing activities
Purchases of property and equipment	(4,025)	(2,901)
Purchases of intangible assets	(381)	(387)
Short term affiliate loan receivable, net	300	(651)
Proceeds from disposals of property and equipment and intangible assets	3	51
Cash and cash equivalents acquired in MetroPCS business combination	2,144	—
Payments to acquire financial assets, net	—	(5)
Change in restricted cash equivalents	(100)	—
Investments in unconsolidated affiliates, net	(33)	(22)
Net cash used in investing activities	(2,092)	(3,915)

Financing activities
Proceeds from issuance of long-term debt	2,494	—
Proceeds from issuance of common stock in connection with public offering	1,787	—
Proceeds from financial obligation	—	2,469
Repayments of short-term debt for purchases of property and equipment	(244)	—
Repayments related to a variable interest entity	(80)	(9)
Distribution to affiliate	(41)	(2,403)
Proceeds from exercise of stock options	137	—
Other, net	(9)	—
Net cash provided by financing activities	4,044	57

Change in cash and cash equivalents	5,497	4
Cash and cash equivalents
Beginning of year	394	390
End of year	$5,891	$394

T-Mobile US, Inc. Supplementary Operating and Financial Data

(in thousands)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Customers, end of period
Branded postpaid customers	21,857	21,300	20,809	20,293	20,293	20,094	20,783	21,430	22,299	22,299
Branded prepaid customers	5,068	5,295	5,659	5,826	5,826	6,028	14,935	14,960	15,072	15,072
Total branded customers	26,925	26,595	26,468	26,119	26,119	26,122	35,718	36,390	37,371	37,371
M2M customers	2,691	2,786	2,954	3,090	3,090	3,290	3,423	3,430	3,602	3,602
MVNO customers	3,756	3,787	3,905	4,180	4,180	4,556	4,875	5,219	5,711	5,711
Total wholesale customers	6,448	6,573	6,859	7,270	7,270	7,846	8,298	8,649	9,313	9,313
Total customers, end of period	33,373	33,168	33,327	33,389	33,389	33,968	44,016	45,039	46,684	46,684

(in thousands)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Net customer additions (losses)
Branded postpaid customers	(510)	(557)	(492)	(515)	(2,074)	(199)	688	648	869	2,006
Branded prepaid customers	249	227	365	166	1,007	202	(10)	24	112	328
Total branded customers	(262)	(330)	(127)	(349)	(1,067)	3	678	672	981	2,334
M2M customers	262	95	168	135	660	200	133	7	172	512
MVNO customers	187	30	119	275	610	376	319	344	492	1,531
Total wholesale customers	449	125	287	410	1,270	576	452	351	664	2,043
Total net customer additions (losses)	187	(205)	160	61	203	579	1,130	1,023	1,645	4,377
Note: Certain customer numbers may not add due to rounding.

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Branded postpaid churn	2.5%	2.1%	2.3%	2.5%	2.4%	1.9%	1.6%	1.7%	1.7%	1.7%
Branded prepaid churn	6.4%	6.0%	6.2%	7.0%	6.4%	7.0%	5.4%	5.0%	5.1%	5.4%

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Service revenues (in millions)	$4,444	$4,381	$4,261	$4,127	$17,213	$4,005	$4,756	$5,138	$5,169	$19,068
Total revenues (in millions)	$5,034	$4,883	$4,893	$4,909	$19,719	$4,677	$6,228	$6,688	$6,827	$24,420
Adjusted EBITDA (in millions)	$1,274	$1,338	$1,226	$1,048	$4,886	$1,178	$1,124	$1,344	$1,239	$4,885
Adjusted EBITDA margin	29%	31%	29%	25%	28%	29%	24%	26%	24%	26%
Net Income (loss) (in millions)	$200	$207	$(7,735)	$(8)	$(7,336)	$107	$(16)	$(36)	$(20)	$35
Cash Capex - Property & Equipment (in millions)	$747	$539	$717	$898	$2,901	$1,076	$1,050	$1,017	$882	$4,025
ARPU (branded postpaid)	$57.68	$57.35	$56.59	$55.47	$56.79	$54.07	$53.60	$52.20	$50.70	$52.60
ARPU (branded prepaid)	$25.39	$26.81	$27.35	$27.69	$26.85	$28.25	$34.78	$35.71	$35.84	$34.59
Branded CPGA	$367	$420	$382	$411	$394	$341	$326	$307	$317	$320
Branded CPU	$29	$28	$28	$28	$28	$26	$26	$25	$24	$25
Smartphone sales volume (in millions)	2.5	2.1	2.3	2.8	9.7	2.2	4.3	5.6	6.2	18.3
Smartphone sales rate	73%	71%	77%	79%	75%	75%	86%	88%	91%	87%
Branded postpaid handset upgrade rate	5%	6%	6%	6%	23%	5%	10%	9%	9%	33%

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Quarterly includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Net income (loss)	$200	$207	$(7,735)	$(8)	$(7,336)	$107	$(16)	$(36)	$(20)	$35
Adjustments:
Interest expense to affiliates	171	151	165	174	661	178	225	183	92	678
Interest expense	—	—	—	—	—	51	109	151	234	545
Interest income	(15)	(18)	(20)	(24)	(77)	(35)	(40)	(50)	(64)	(189)
Other (income) expense, net	16	(23)	(15)	27	5	6	(118)	7	16	(89)
Income tax expense (benefit)	125	135	12	78	350	72	21	42	(119)	16
Operating income (loss)	497	452	(7,593)	247	(6,397)	379	181	297	139	996
Depreciation and amortization	747	819	825	796	3,187	755	888	987	997	3,627
Impairment charges	—	—	8,134	—	8,134	—	—	—	—	—
MetroPCS transaction and integration costs	—	—	—	7	7	13	26	12	57	108
Restructuring costs	6	48	36	(5)	85	31	23	—	—	54
Stock-based compensation	—	—	—	—	—	—	6	48	46	100
Other, net (1)	24	19	(176)	3	(130)	—	—	—	—	—
Adjusted EBITDA	$1,274	$1,338	$1,226	$1,048	$4,886	$1,178	$1,124	$1,344	$1,239	$4,885
Adjusted EBITDA of MetroPCS (2)	262	477	466	307	1,512	291	141	—	—	432
Pro Forma Combined Adjusted EBITDA	$1,536	$1,815	$1,692	$1,355	$6,398	$1,469	$1,265	$1,344	$1,239	$5,317

(1)
Other, net for the year ended December 31, 2012 represents transaction-related retention costs from the terminated AT&T acquisition of T-Mobile USA, Inc., gains/losses on intangible assets, and other material transactions. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Comprehensive Income due to certain routine operating activities that are not excluded from Adjusted EBITDA.

(2)
The Adjusted EBITDA of MetroPCS for the second quarter of 2013 reflects the Adjusted EBITDA of MetroPCS for April 2013 and is included for informational purposes to allow for a comparison of T-Mobile’s Adjusted EBITDA for periods following the completion of the business combination of T-Mobile USA and MetroPCS to pro forma combined Adjusted EBITDA for periods prior to the completion of the business combination. For the first quarter of 2013 and earlier periods the Adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

The following schedule reflects the Branded CPGA calculation and provides a reconciliation of cost of acquiring branded customers used for the Branded CPGA calculation to selling costs reported in our consolidated statements of comprehensive income. In alignment with industry practice, Branded CPGA will no longer be reported after the fourth quarter of 2013.

(in millions, except gross customer additions and Branded CPGA)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Selling, general and administrative	$1,719	$1,622	$1,663	$1,792	$6,796	$1,506	$1,847	$1,933	$2,096	$7,382
Less: General and administrative expenses	(970)	(871)	(840)	(829)	(3,510)	(769)	(819)	(894)	(943)	(3,425)
Total selling expenses	749	751	823	963	3,286	737	1,028	1,039	1,153	3,957
Add: Loss on equipment sales
Equipment sales	(535)	(435)	(554)	(718)	(2,242)	(606)	(1,379)	(1,467)	(1,581)	(5,033)
Cost of equipment sales	845	745	866	981	3,437	886	1,936	2,015	2,139	6,976
Total loss on equipment sales	310	310	312	263	1,195	280	557	548	558	1,943
Less: Loss on equipment sales related to customer retention	(203)	(228)	(232)	(240)	(903)	(195)	(415)	(363)	(327)	(1,300)
Loss on equipment sales related to customer acquisition	107	82	80	23	292	85	142	185	231	643
Cost of acquiring new branded customers	$856	$833	$903	$986	$3,578	$822	$1,170	$1,224	$1,384	$4,600
Divided by: Gross branded customer additions (in thousands)	2,334	1,985	2,365	2,399	9,083	2,411	3,590	3,989	4,365	14,355
Branded CPGA	$367	$420	$382	$411	$394	$341	$326	$307	$317	$320

The following schedule reflects the Branded CPU calculation and provides a reconciliation of the cost of serving customers used for the Branded CPU calculation to total cost of services plus general and administrative costs reported in our consolidated statements of comprehensive income. In alignment with industry practice, Branded CPU will no longer be reported after the fourth quarter of 2013.

(in millions, except average number of customers and Branded CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Cost of services	$1,196	$1,178	$1,141	$1,146	$4,661	$1,109	$1,327	$1,444	$1,399	$5,279
Add: General and administrative expenses	970	871	840	829	3,510	769	819	894	943	3,425
Add: Loss on equipment sales related to customer retention	203	228	232	240	903	195	415	363	327	1,300
Total cost of serving customers	$2,369	$2,277	$2,213	$2,215	$9,074	$2,073	$2,561	$2,701	$2,669	$10,004
Divided by: Average number of branded customers (in thousands) and number of months in period	27,038	26,736	26,517	26,234	26,631	26,053	32,327	35,961	36,741	32,771
Branded CPU	$29	$28	$28	$28	$28	$26	$26	$25	$24	$25

The following schedule reflects the branded postpaid average billings per user calculation and provides a reconciliation of the billings for branded postpaid customers used for the branded postpaid average billings per user calculation to total branded postpaid service revenues reported in our consolidated statements of comprehensive income.

(in millions, except average number of branded postpaid customers and branded postpaid average billings per user)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Branded postpaid service revenues	$3,821	$3,713	$3,571	$3,416	$14,521	$3,263	$3,284	$3,302	$3,317	$13,166
Add: EIP billings	76	96	125	153	450	194	314	435	528	1,471
Total billings for branded postpaid customers	$3,897	$3,809	$3,696	$3,569	$14,971	$3,457	$3,598	$3,737	$3,845	$14,637
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	22,085	21,580	21,037	20,522	21,306	20,117	20,425	21,084	21,805	20,858
Branded postpaid average billings per user	$58.82	$58.84	$58.56	$57.97	$58.56	$57.28	$58.72	$59.08	$58.78	$58.48

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data presented solely for informational purposes to provide comparative customer and financial trends for the combined company resulting from the combination of T-Mobile USA and MetroPCS.  The pro forma combined amounts were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X.

T-Mobile US, Inc. Supplementary Pro Forma Combined Operating and Financial Data

(in thousands)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Customers, end of period
Branded postpaid customers	21,857	21,300	20,809	20,293	20,293	20,094	20,783	21,430	22,299	22,299
Branded prepaid customers	14,546	14,587	14,639	14,713	14,713	15,023	14,935	14,960	15,072	15,072
Total branded customers	36,403	35,887	35,448	35,006	35,006	35,117	35,718	36,390	37,371	37,371
M2M customers	2,691	2,786	2,954	3,090	3,090	3,290	3,423	3,430	3,602	3,602
MVNO customers	3,756	3,787	3,905	4,180	4,180	4,556	4,875	5,219	5,711	5,711
Total wholesale customers	6,448	6,573	6,859	7,270	7,270	7,846	8,298	8,649	9,313	9,313
Total customers, end of period	42,851	42,460	42,307	42,276	42,276	42,963	44,016	45,039	46,684	46,684

(in thousands)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Net customer additions (losses)
Branded postpaid customers	(510)	(557)	(492)	(515)	(2,074)	(199)	688	648	869	2,006
Branded prepaid customers	381	41	53	73	548	310	(87)	24	112	359
Total branded customers	(129)	(516)	(439)	(442)	(1,526)	111	601	672	981	2,365
M2M customers	262	95	168	135	660	200	133	7	172	512
MVNO customers	187	30	119	275	610	376	319	344	492	1,531
Total wholesale customers	449	125	287	410	1,270	576	452	351	664	2,043
Total net customer additions (losses)	318	(391)	(152)	(32)	(256)	687	1,053	1,023	1,645	4,408
Note: Certain customer numbers may not add due to rounding.

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Branded postpaid churn	2.5%	2.1%	2.3%	2.5%	2.4%	1.9%	1.6%	1.7%	1.7%	1.7%
Branded prepaid churn	4.2%	4.3%	4.6%	4.9%	4.5%	4.4%	4.9%	5.0%	5.1%	4.8%

All historical and current porting activity between the T-Mobile and MetroPCS brands has been removed from deactivations and treated as migration activity between brands/products, consistent with the treatment of the combined business. The effect of this treatment lowers the churn rates for both branded postpaid and branded prepaid customer bases.

T-Mobile US, Inc. Supplementary Pro Forma Combined Operating and Financial Data (continued)

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Service revenues (in millions)	$5,603	$5,540	$5,383	$5,227	$21,753	$5,106	$5,122	$5,138	$5,169	$20,535
Thereof, branded postpaid revenues (in millions)	$3,821	$3,713	$3,571	$3,416	$14,521	$3,263	$3,284	$3,302	$3,317	$13,166
Thereof, branded prepaid revenues (in millions)	$1,536	$1,573	$1,572	$1,574	$6,255	$1,604	$1,608	$1,594	$1,606	$6,412
Total revenues (in millions)	$6,311	$6,164	$6,152	$6,193	$24,820	$5,964	$6,651	$6,688	$6,827	$26,130
Adjusted EBITDA (in millions)	$1,536	$1,815	$1,692	$1,355	$6,398	$1,469	$1,265	$1,344	$1,239	$5,317
Adjusted EBITDA margin	27%	33%	31%	26%	29%	29%	25%	26%	24%	26%
Cash Capex - Property & Equipment (in millions)	$891	$721	$979	$1,156	$3,747	$1,230	$1,111	$1,017	$882	$4,240
ARPU (branded postpaid)	$57.68	$57.35	$56.59	$55.47	$56.79	$54.07	$53.60	$52.20	$50.70	$52.60
ARPU (branded prepaid)	$35.32	$35.72	$35.57	$35.71	$35.58	$35.87	$35.97	$35.71	$35.84	$35.85
Branded CPGA	$333	$361	$346	$368	$351	$319	$332	$307	$317	$319
Branded CPU	$28	$26	$25	$27	$26	$25	$26	$25	$24	$25

In alignment with industry practice, Branded CPGA and Branded CPU will no longer be reported after the fourth quarter of 2013.

	Three Months Ended
(in millions, except net debt ratio)	December 31, 2013	September 30, 2013	June 30, 2013
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio
Short-term debt	$244	$195	$210
Long-term debt to affiliates	5,600	11,200	11,200
Long-term debt	14,345	6,761	6,276
Less: Cash and cash equivalents	(5,891)	(2,365)	(2,362)
Net Debt (excluding Tower Obligations)	$14,298	$15,791	$15,324
Last twelve months Adjusted EBITDA *	5,317	5,433	5,781
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	2.7	2.9	2.7
* Pro Forma Combined EBITDA

Pro Forma Combined Reconciliations

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Service Revenues
T-Mobile (1)	$4,444	$4,381	$4,261	$4,127	$17,213	$4,005	$4,756	$5,138	$5,169	$19,068
MetroPCS	1,159	1,159	1,122	1,100	4,540	1,101	366	—	—	1,467
Total service revenues	$5,603	$5,540	$5,383	$5,227	$21,753	$5,106	$5,122	$5,138	$5,169	$20,535

Branded Revenues
T-Mobile (1)	$4,198	$4,127	$4,021	$3,890	$16,236	$3,766	$4,526	$4,896	$4,923	$18,111
MetroPCS	1,159	1,159	1,122	1,100	4,540	1,101	366	—	—	1,467
Total branded revenues	$5,357	$5,286	$5,143	$4,990	$20,776	$4,867	$4,892	$4,896	$4,923	$19,578

Branded Prepaid Revenues
T-Mobile (1)	$377	$414	$450	$474	$1,715	$503	$1,242	$1,594	$1,606	$4,945
MetroPCS	1,159	1,159	1,122	1,100	4,540	1,101	366	—	—	1,467
Total branded prepaid revenues	$1,536	$1,573	$1,572	$1,574	$6,255	$1,604	$1,608	$1,594	$1,606	$6,412

Total Revenues
T-Mobile (1)	$5,034	$4,883	$4,893	$4,909	$19,719	$4,677	$6,228	$6,688	$6,827	$24,420
MetroPCS	1,277	1,281	1,259	1,284	5,101	1,287	423	—	—	1,710
Total revenues	$6,311	$6,164	$6,152	$6,193	$24,820	$5,964	$6,651	$6,688	$6,827	$26,130

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Cash Capex - Property & Equipment
T-Mobile (1)	$747	$539	$717	$898	$2,901	$1,076	$1,050	$1,017	$882	$4,025
MetroPCS	144	182	262	258	846	154	61	—	—	215
Total Cash Capex - Property & Equipment	$891	$721	$979	$1,156	$3,747	$1,230	$1,111	$1,017	$882	$4,240

(1) The second quarter of 2013 represents the results for T-Mobile USA for April, 2013 and the results for T-Mobile USA and MetroPCS on a combined basis for May and June 2013, as the business combination was completed on April 30, 2013.

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Simple Free Cash Flow
Pro Forma Combined Adjusted EBITDA	$1,536	$1,815	$1,692	$1,355	$6,398	$1,469	$1,265	$1,344	$1,239	$5,317
Pro Forma Combined Total Cash Capex - Property & Equipment	891	721	979	1,156	3,747	1,230	1,111	1,017	882	4,240
Simple Free Cash Flow	$645	$1,094	$713	$199	$2,651	$239	$154	$327	$357	$1,077

2014 Outlook Guidance

For the full year of 2014, T-Mobile expects Adjusted EBITDA to be in the range of $5.7 to $6.0 billion. Cash capital expenditures are expected to be in the range of $4.3 to $4.6 billion.

With the success of our Simple Choice plan and the continued evolution of the Un-carrier strategy, branded postpaid net additions for 2014 are expected to be between 2 and 3 million. With this growth and rate plan migrations, the penetration of Value/Simple Choice plans in the branded postpaid base is projected to be between 85% and 90% by the end of 2014.

Forward-Looking Statements
This Investor Quarterly includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," "project," "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2013. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.
As America's Un-carrier, T-Mobile US, Inc. (NYSE: “TMUS”) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G and 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US, Inc. provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 46.7 million wireless customers and provides products and services through approximately 70,000 total points of distribution, including approximately 8,000 T-Mobile and MetroPCS branded locations and 62,000 third-party and national retailer locations, as well as distribution through our websites. For more information, please visit: http://www.T-Mobile.com.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

Definitions of Terms

Operating and financial measures are utilized by our management to evaluate our operating performance and, in certain cases, our ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, we believe the measures facilitate key operating performance comparisons with other companies in the wireless industry.

1.
Customer - SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (“M2M”) and Mobile Virtual Network Operator (“MVNO”) customers that operate on our network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was discontinued as a percentage of the average number of customers during the specified period. We believe churn provides management with useful information to evaluate customer retention and loyalty.

3.
Average Revenue Per User (“ARPU”) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period. We believe ARPU provides management with useful information to assess our per-customer service revenue realization and to assist in forecasting our future service revenues, and evaluate the average monthly service revenues generated from our customer base.

Service revenues - Postpaid, including handset insurance, prepaid, wholesale, and roaming and other service revenues.

4.
Cost of services - Costs to operate and maintain our networks, including direct switch and cell site costs, such as rent, fixed line costs, utilities, maintenance, and labor costs associated with network employees; long distance costs; regulatory fees; roaming fees paid to other carriers; fixed and variable costs paid to third parties for the use of proprietary data applications.

Cost of equipment sales - Costs to sell our equipment, including equipment, accessories, inventory adjustments, shipping, and warranty expenses.

Selling, general and administrative expenses - Salaries and wages and benefits not directly attributable to a service or product; bad debt charges; taxes other than income taxes; advertising and sales commission costs; customer billing; call center and information technology costs; regulatory fees, professional service fees; and rent and utilities for administrative space.

5.
Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin is Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by our management to monitor the financial performance of our operations. We use Adjusted EBITDA internally as a metric to evaluate and compensate our personnel and management for their performance, and as a benchmark to evaluate our operating performance in comparison to our competitors. Management also uses Adjusted EBITDA to measure our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. We believe analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

6.	Capital expenditures - Amounts paid for construction and the purchase of property and equipment.

7.	Smartphones are defined as UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

8.
Branded Cost Per Gross Addition (“Branded CPGA”) - Costs of acquiring new branded customers, consisting of selling expenses plus the loss on equipment sales related to acquiring new customers for the specified period, divided by gross branded customer additions during the period. The loss on equipment sales related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Branded CPGA is utilized by our management to assess the financial investment in new customers and determine the number of months to recover customer selling costs. Branded CPGA will no longer be reported after the fourth quarter of 2013.

9.
Branded Cost Per User ("Branded CPU") - Cost of services and general and administrative expenses plus the loss on equipment sales unrelated to customer acquisition, divided by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services. Branded CPU is utilized by our management to evaluate non-acquisition related cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-acquisition related costs over time, and to help evaluate how changes in business operations affect non-acquisition related costs per customer. Branded CPU will no longer be reported after the fourth quarter of 2013.

10.
Simple Free Cash Flow - Adjusted EBITDA less cash capital expenditures. Simple Free Cash Flow is utilized by management as a measure of liquidity and an indicator of how much cash is generated from the ordinary course of business operations. Simple free cash flow should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP.

11.	Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents.

12.
Branded postpaid average billings per user - Equipment Installment Plan (“EIP”) billings and branded postpaid service revenues for the specified period divided by the average branded postpaid customers during the period, further divided by the number of months in the period.